UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2009

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Primera Boulevard, Suite 3130
Lake Mary, Florida 32746
(Address of principal executive offices)(Zip Code)
(321) 363-5100
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On July 23 and July 27, 2009, the compensation committee of New Generation Biofuels Holdings, Inc. (the “Company”) approved a new employment agreement and compensation arrangement with Lee S. Rosen, Chairman of the Board.  Mr. Rosen is a founder of the Company, and his current employment agreement was to expire in October 2009.

Term.  The initial term of the new employment agreement is one year, but automatically extends for additional one year periods unless either party terminates the agreement prior to any annual extension.

Cash Compensation and Equity Grants.  Mr. Rosen’s compensation will consist of:

•	an annual base salary of $198,000;

•	an annual performance-based cash bonus with a target of $99,000;

•
a one-time special cash bonus of up to $160,000 to compensate for efforts relating to supporting broker dealers in raising equity capital for the Company (of which $100,000 was awarded on July 27, 2009 in connection with an equity financing);

•
a grant of options to purchase 932,500 shares of the Company's common stock at an exercise price of $1.05 per share, with 150,000 options to vest immediately, 104,353 time-based options that vest on June 5 2010 and June 5, 2011, 104,354 time-based options that vest on June 5 2012 and 156,480 performance-based options that vest equally over three years beginning on June 5, 2010; and

•	782,500 shares of restricted stock, of which 260,833 shares vest on each of June 5, 2010 and June 5, 2011 and 260,483 vest on June 5, 2012.

Of the 932,500 options and 782,500 restricted shares comprising the award, 410,833 options and 260,833 restricted shares were granted out of shares currently available under the Company’s stock plan and the remainder (521,667 options and 521,667 restricted shares) will be subject to shareholder approval.

Separation.  In the event Mr. Rosen’s employment is terminated by the Company with cause, he voluntarily resigns without good cause prior to a change of control or due to death or disability (as those terms are defined in the employment agreement), Mr. Rosen would be entitled to receive:

•	his annual salary through the termination date;

•	the amount of any annual cash bonus and any other cash compensation earned as of the termination date; and

•	any vacation pay, expense reimbursements and other cash entitlements accrued as of the termination date (but vacation pay is limited to the maximum number of permitted vacation days per year).

In the event Mr. Rosen’s employment is terminated by the Company without cause, terminated by the Company through notice of non-renewal of the term or through voluntary resignation with good reason after a change in control (as those terms are defined in the employment agreement), Mr. Rosen would be entitled to receive all of  the following:

•	a lump sum in cash equal to what he would have received in a for cause termination;

•	a lump sum in cash equal to the sum of Mr. Rosen’s annual salary as in effect on the termination date and the average of the two highest annual cash bonuses earned for the three prior years;

•	18 months of reimbursement for COBRA premiums in order to provide health and life insurance benefits at least equal to those provided at the termination date;

•	acceleration of vesting on all time-based options and stock grants; and

•	vesting of any performance options on a pro-rata basis at the end of the performance period once the compensation committee determines that the performance targets have been achieved.

The foregoing summary is qualified in its entirety by reference to the employment agreement with Mr. Rosen, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

10.1	Employment Agreement, dated as of July 23, 2009, between the Company and Lee S. Rosen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Date: July 29, 2009	By:	/s/ Cary J. Claiborne
Cary J. Claiborne
President, Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated July 23, 2009, between the Company and Lee S. Rosen.